UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐  Preliminary Information Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒  Definitive Information Statement

CAMERA PLATFORMS INTERNATIONAL, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required

☐  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☒  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CAMERA PLATFORMS INTERNATIONAL, INC.

10909 VANOWEN STREET, UNIT A

NORTH HOLLYWOOD, CALIFORNIA 91605

NOTICE OF ACTION TAKEN WITHOUT A STOCKHOLDER MEETING

To the stockholders of Camera Platforms International, Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Camera Platforms International, Inc., a Delaware corporation, in connection with action taken by the holders of at least a majority of the issued and outstanding voting securities of our Company, approving by written consent dated February 27, 2007 the sale of substantially all of our assets to Moving Vehicular Platforms, Inc., in satisfaction of our obligations under Rule 14c-2 promulgated under the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters.  The accompanying Information Statement is provided solely for your information.  The accompanying Information Statement also serves as the notice required by Section 228(e) of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our Company’s stockholders.

By order of the Board of Directors,

/s/ Martin Perellis
Martin Perellis
Chairman

North Hollywood, California

March 12, 2007

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being distributed to notify the stockholders of record of Camera Platforms International, Inc. (“we,” “us,” “our,” “Camera Platforms,” or the “Company”) that our Board of Directors has unanimously approved and recommended to our stockholders, and our stockholders holding a majority of the aggregate voting power of our common stock, $0.0005 par value per share (“Common Stock”), has approved the sale of substantially all of our assets to Moving Vehicular Platforms, Inc. (“MVP”), pursuant to an Asset Purchase Agreement dated as of January 30, 2007, a copy of which is annexed hereto as Appendix A and incorporated herein by reference (the “Asset Purchase Agreement”).  On February 27, 2007, we received a written consent in lieu of a special meeting of stockholders representing approximately 50.1% of the voting power of our Common Stock approving the Asset Purchase Agreement.

This Information Statement is first being mailed to stockholders on or about March 16, 2007, to the holders of record of our Common Stock on February 9, 2007 (the “Record Date”).  This Information Statement is being distributed to you, our stockholders, in accordance with the requirements of Section 228(e) of the Delaware General Corporation Law (the “DGCL”) and Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Information Statement describes in greater detail the transactions contemplated by the Asset Purchase Agreement.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act, the Asset Purchase Agreement will not become effective until 20 calendar days following the date on which this Information Statement was sent to our stockholders.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other similar parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Statement Regarding Forward-Looking Information

This Information Statement and the documents incorporated in this document by reference contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition and results of operations and business.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

The following questions and answers are intended to respond to frequently asked questions concerning the actions approved by our Board of Directors and a majority of the persons entitled to vote.  These questions do not, and are not intended to, address all the questions that may be important to you.  You should carefully read the entire Information  Statement, as well as its appendices and the documents incorporated by reference in this Information Statement.

Q.            What transaction is being proposed?

A.            We are selling substantially all of our assets, not including certain intangible personal property, to Moving Vehicular Platforms, Inc.  We are also entering into a license agreement with MVP pursuant to which we are licensing to MVP the right to use our trademark “Shotmaker” anywhere in the United States.

Q.            What are the reasons for the asset sale?

A.            Due to our financial projections and the inability to continue ongoing operations with our current cash flow, along with other factors including our inability to raise additional equity capital and general economic conditions, our Board of Directors has deemed it advisable and in the best interests of Camera Platforms and our stockholders to enter into the Asset Purchase Agreement.  Accordingly, we have determined that the sale of substantially all of our operating assets is prudent at this time.

Q.            What vote of stockholders is required to approve the asset sale?

A.            Approval of the asset sale requires approval by a majority of the holders of all outstanding shares of Camera Platforms.  Our controlling stockholders, who will not receive any additional benefit from this asset sale (except as described below), believe that this transaction is in the best interests of Camera Platforms and our stockholders, and they have consented in writing to the asset sale pursuant to the Asset Purchase Agreement.  This action by our controlling stockholders is sufficient to obtain the stockholder vote necessary to approve the asset sale without the approval of any other stockholder.  Therefore, you are not required to vote and your vote is not being sought.

Q.            When will the asset sale be completed?

A.            We have been working towards completing the asset sale as quickly as possible.  We executed the Asset Purchase Agreement on January 30, 2007 and expect to complete the asset sale by March 31, 2007, or as soon as practicable following the satisfaction or waiver of the conditions to the asset sale.

Q.            What will our business be after completion of the asset sale?

A.            We have not yet made any determination about our future business plans once the asset sale is consummated.  Immediately following the consummation of the asset sale, we will have no operating business or source of revenues.

Q.            Will I receive anything in this transaction?

A.            Camera Platforms’ stockholders will not receive any cash, stock or other property in connection with, or as a result of, the asset sale.

Q.            Will I still be able to sell my stock?

A.            Our Common Stock will, subject to regulatory requirements, continue to be quoted on the OTC Bulletin Board after the asset sale, and we will make reasonable efforts to continue to file all required reports with the SEC.

Q.            Do I have appraisal or dissenter’s rights in connection with the asset sale?

A.            No.  Under the DGCL, holders of our Common Stock are not entitled to appraisal or dissenter’s rights in connection with the sale of assets described in this Information Statement.

Q.            Whom do I call if I have questions?

A.            If you have any questions, require assistance, or need additional copies of this Information Statement or other related materials, you should call Martin Perellis, our Chief Executive Officer, at (818) 623-1700.

THE ASSET SALE

General

Our Board of Directors is using this Information Statement to inform our stockholders about the proposed sale of substantially all of our assets to MVP.  The proposed sale of substantially all of our assets will occur pursuant to the Asset Purchase Agreement.  Our Board of Directors has unanimously approved the asset sale.  Our controlling stockholders have consented in writing to the asset sale.  Since such controlling stockholders hold more than 50.1% of our outstanding voting stock and the favorable vote of a majority of the outstanding shares of our stock is required for stockholder approval of the asset sale, no approval by our other stockholders is required or will be sought.

Company Information

Camera Platforms rents camera cars and related production equipment used in the film and video industries.  We rent three varieties of camera cars, together with tow dollies, process trailers and cranes used in conjunction with them.  Our Shotmaker equipment has been used to film many of the top recent U.S. movies.  It has also been used in the filming of a number of prime time television programs and commercials.

Our Shotmaker Camera Car fleet currently consists of seven camera cars.  All the camera cars are based at our headquarters and rented throughout the western United States.  Camera cars are used in the motion picture, television and commercial industries to provide a stable base for cameras to film action scenes.

We also rent accessory equipment, including tow dollies and process trailers.  Tow dollies are used to tow a car with its front two wheels inches off the ground.  Process trailers carry the entire car behind the Shotmaker Camera Car on a platform, which can be expanded up to 14 feet wide.  We also have available a custom motorcycle towing device which can tow two motorcycles side by side.

To date, we have not generated revenues sufficient to break even, and have supported business operations through a combination of borrowings and equity sales.

Our Business After the Asset Sale

We have not yet made any determination about our future business plans once the asset sale is consummated.  Our Board of Directors is evaluating several possible options, including a possible transaction in which we sell or merge our “public” shell corporation to or with a private operating business whereby our stockholders would retain some ownership interest in the surviving public corporation.  Immediately following the consummation of the asset sale, we will have no operating business or source of revenues.

Consequences to Stockholders

Our stockholders will not receive any cash, stock or other property in connection with, or as a result of, the sale of substantially all of our assets.  Our Common Stock will, subject to regulatory considerations, continue to be quoted on the OTC Bulletin Board after the asset sale, and we will make reasonable efforts to continue to file all required reports with the SEC.

Background of the Transaction

Despite our efforts to increase sales revenue and reduce expenses in the past year, we continued to experience a negative cash flow during 2006.  After considering several alternatives, our Board of Directors and management agreed that the asset sale described in this Information Statement was in the best interests of our Company and stockholders.

Reasons for the Asset Sale; Recommendation of our Board of Directors

Our Board of Directors has determined that the asset sale is in the best interests of our stockholders, and has approved and adopted the asset sale pursuant to the Asset Purchase Agreement.  In the course of determining that the asset sale is in the best interest of our stockholders, our Board of Directors consulted with management and considered a number of factors in making its determination, including:

•                  Camera Platforms’ continuing negative cash flow from operating activities;

•                  the inability to sustain an ongoing business;

•                  the inability to raise additional equity capital; and

•                  the desirability of reducing our debts.

In view of these factors, as well as the general economic conditions affecting us, our Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination.  In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather our Board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of our management and legal advisors.

Purchase Price

In the asset sale, we will sell substantially all of our assets to MVP for an approximate purchase price equal to $500,000 and the assumption of certain liabilities.

Additional Agreements

In addition to the sale of substantially all of our assets pursuant to the Asset Purchase Agreement, on the closing date of the asset sale we will enter into a license agreement and a sublease agreement with MVP.  Pursuant to the terms of the license agreement, we will grant to MVP a license to use our trademark “Shotmaker” anywhere in the United States.  The proposed sublease agreement, which is subject to obtaining the prior consent of our landlord, will provide for the sublease of up to approximately 6,663 square feet of our principal executive offices to MVP.

Interest of Executive Officers and Directors; Potential Conflicts of Interest

The net proceeds from the asset sale will be used to pay certain of our indebtedness owed to DOOFF, LLC.  Martin Perellis, our Chief Executive Officer and a director of our Company, is the beneficial owner of 50% of the membership interests of DOOFF, LLC.

Material U.S. Federal Income Tax Consequences

Our management has concluded that there will be no tax consequences to our stockholders in connection with the transactions contemplated by the Asset Purchase Agreement.

Appraisal Rights

Pursuant to the DGCL, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the sale of substantially all of our assets as described in this Information Statement.

Vote Required

The vote, which was required to approve the matters described above, was the affirmative vote of the holders of a majority of our voting capital stock.  Each holder of our Common Stock is entitled to one vote for each share held.  The Record Date for purposes of determining the number of outstanding shares of our Common Stock, and for determining stockholders entitled to vote, was the close of business on February 9, 2007.

As of the Record Date, our Company had outstanding 23,740,964 shares of Common Stock.  Holders of our shares have no preemptive rights.  All outstanding shares are fully paid and non-assessable.  The transfer agent for our Common Stock is U.S. Stock Transfer Corporation.

Vote Obtained

Section 228(a) of the DGCL provides that the written consent of the holders of the outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for an annual or special meeting.  Pursuant to Section 271 of the DGCL, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to approve the sale of substantially all of our assets.  In order to eliminate the costs and management time involved in holding an annual meeting of stockholders and in order to effect the asset sale as early as possible in order to accomplish our purposes, our Board of Directors voted to utilize, and did in fact obtain, the written consent of the holders of a majority in interest of the voting capital stock of our Company.  Accordingly, our stockholders will not be asked to take action on the asset sale at any future meeting.

Pursuant to Section 228(e) of the DGCL, we are required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action.  This Information Statement is intended to provide such notice.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of securities of our Company as of the close of business on February 9, 2007 by (i) each person known by us to beneficially own more than 5% of any class of our Company’s voting securities, (ii) each director of our Company, (iii) our Company’s Chief Executive Officer and each of our Company’s four most highly compensated executive officers who beneficially own shares of our Common Stock and (iv) all directors, nominees for director and executive officers of our Company as a group.

Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned by such person.  Our Common Stock is the only voting security of our Company.  A person is deemed to beneficially own a security if he or she has or shares the power to vote or dispose of the security or has the right to acquire it within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Herbert Wolas 1875 Century Park East, Suite 600 Los Angeles, CA 90067	6,684,054(1)	27.3%(5)

Martin Perellis 2211 N. Refugio Road Santa Ynez, CA 93960	6,684,054(2)	27.3%(5)

William O. Fleischman 1900 Avenue of the Stars, Suite 2410 Los Angeles, CA 90067	5,703,168(3)	23.7% (5)

Rick Hicks 499 N. Canon Drive, 3rd Floor Beverly Hills, CA 90216	300,000(4)	—

Officers and directors as a group (3 persons)	12,687,222	51%

(1)             Consists of (a) 1,934,054 shares owned by the Wolas Family Limited Partnership, (b) 3,000,000 shares owned by Mr. Wolas’ children, (c) 1,000,000 shares owned by the Spencer Wolas Rasmussen Trust, of which Mr. Wolas is the trustee, (d) 450,000 shares which would be issued upon the exercise of warrants issued to DOOFF, LLC in the aggregate amount of 900,000 shares (Mr. Wolas owns 50% of the membership interests in DOOFF, LLC), and (e) 300,000 shares which would be issued upon the exercise of stock options issued to Mr. Wolas as a director of our Company.

(2)             Consists of (a) 5,934,054 shares owned by the Perellis 2000 Trust of which Mr. Perellis is a trustee and beneficiary, (b) 450,000 shares which would be issued upon the exercise of warrants issued to DOOFF, LLC in the aggregate amount of 900,000 shares (Mr. Perellis owns 50% of the membership interests in DOOFF, LLC), and (c) 300,000 shares which would be issued upon the exercise of stock options issued to Mr. Perellis as a director of our Company.

(3)             Consists of (a) 5,403,168 shares owned by Shotmaker Acquisition Corp., of which Mr. Fleischman’s minor child is the owner of 64% of the outstanding shares, and (b) 300,000 shares which would be issued upon the exercise of stock options issued to Mr. Fleischman as a director of our Company.

(4)             Consists of 300,000 shares which would be issued upon the exercise of stock options issued to Mr. Hicks as a director of our Company.

(5)             Percentage is based on the shares of our Common Stock which would be outstanding upon giving effect to the assumed exercise of the warrants and options referenced above.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  The periodic reports and other information we have filed with the SEC may be inspected and copied at the SEC’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549.  You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like Camera Platforms, who file electronically with the SEC.  The address of that site is http://www.sec.gov.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT.  THIS INFORMATION STATEMENT IS DATED MARCH 12, 2007.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of this 30th day of January, 2007, by and between Camera Platforms International, Inc., a Delaware corporation (“Seller”), and Moving Vehicular Platforms, Inc., or an affiliated entity (“Purchaser”).

R E C I T A L S :

The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Assets (as hereinafter defined), all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A G R E E M E N T

1.             Purchase of Assets.  (a)  Assets To Be Sold.  On the terms and in reliance on the representations and warranties contained herein, Seller shall, at the Closing (as hereinafter defined), sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of Seller’s right, title and interest in and to the following, and only the following, assets described in Schedule 1 attached hereto and incorporated herein by this reference (collectively, the “Transferred Assets”):

(b)           License Agreement.  At the Closing, the Seller and the Purchaser shall enter into a license agreement (the “License Agreement”) in substantially the form of Exhibit 1(b),  pursuant to which the Seller, or the Seller’s successor-in-interest, will license to the Purchaser the right to use the names “Shotmaker” solely in the United States.

2.             Sublease Agreement.  At the request of the Purchaser and subject to the prior consent of the landlord, the Seller and Purchaser shall, at the Closing, execute and deliver a sublease agreement (the “Sublease Agreement”) pursuant to which Seller would sublease up to approximately 6,663 square feet of the premises commonly known by the street address of 10909 Vanowen Street, Unit A, North Hollywood, California 91605 (the “Subleased Premises”) until December 31, 2007, on the terms and conditions set forth in the Standard Industrial/Commercial Multi-Tenant Lease — Gross, between IPA Burbank Airport Partners, and Seller (the “Master Lease”).  The Sublease Agreement shall require the first month’s rent, last month’s rent and security deposit (the “Sublease Deposit Amounts”) upon the execution of the Sublease Agreement.

3.             Purchase Price; Allocation of Purchase Price.  (a)  In addition to the assumption by the Purchaser of the Assumed Liabilities, the aggregate purchase price for the Transferred Assets (the “Purchase Price”) shall be $500,000.

(a)           Twenty Five Thousand dollars ($25,000) of the Purchase Price has been paid as an Option Advance pursuant to the terms of the Letter of Intent dated as of December 13, 2006 (the “Option Advance”);

(b)           Twenty Five Thousand dollars ($25,000) of the Purchase Price shall be paid upon the execution of this Asset Purchase Agreement (the “Additional Deposit” and, together with the Option Advance, the “Deposit”); and

(c)           Four Hundred Fifty Thousand Dollars ($450,000) of the Purchase Price will be paid to Seller at the Closing (as defined below).

4.             Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place immediately following fulfillment or waiver, in accordance with this Agreement, of all conditions to the Closing, but in any event no later than April 30, 2007, unless extended by mutual agreement of the parties (the “Closing Date”).  The Closing shall take place at the offices of Stradling, Yocca, Carlson & Rauth, 800 Anacapa Street, Suite A, Santa Barbara, California 93101, or at such other place as the Seller and the Purchaser may mutually agree.

5.             Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver to the Purchaser:

(a)           a duly executed counterpart of a Bill of Sale and Undertaking (the “Bill of Sale”) substantially in the form of Exhibit 5(a) and such other endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance and transfer as may be reasonably requested by the Purchaser in order to vest in the Purchaser good and valid title to the Transferred Assets in accordance herewith.

(b)           a duly executed counterpart of the License Agreement;

(c)           a receipt for the Purchase Price;

(d)           to the extent applicable, a duly executed counterpart of the Sublease Agreement.

6.             Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)           the Purchase Price by check or wire transfer in immediately available funds to an account designated in writing by the Seller;

(b)           a duly executed counterpart of the Bill of Sale;

(c)           a duly executed counterpart of the License Agreement; and

(d)           if applicable, a duly executed counterpart to the Sublease Agreement, together with the Sublease Deposit Amounts.

7.             Representations and Warranties of Seller.  The Seller represents and warrants to the Purchaser that Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated hereby (the “Ancillary Agreements”), and, subject to obtaining the necessary approvals of the stockholders of the Seller, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

8.             Representations and Warranties of Purchaser.  The Purchaser represents and warrants to the Seller as follows:

(a)           The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, the consummation by the Purchaser of the transactions contemplated hereby and thereby and the performance by the Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action.  This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement and each Ancillary Agreement constitutes, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b)           There are no consents or approvals required in order for the Purchaser to consummate the transactions which are the subject of this Agreement other than consents which have been made or obtained on or before the date hereof.

9.             Employee Matters.  The Purchaser shall offer employment to each and every employee of the Business.  Those employees accepting such offer shall become employees of the Purchaser as of the Effective Time.

10.          Indemnification.  Purchaser and its successors and assigns shall indemnify and hold Seller, its successors and assigns, shareholders, employees, directors and agents harmless from all liabilities, damages, costs and expenses, including reasonable attorneys’ fees, suffered, sustained, incurred or required to be paid in connection with the use of the Transferred Assets.

11.          Conditions to the Closing.  (a)  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(i)            The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing; all covenants contained in this Agreement shall have been complied with in all material respects, and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

(ii)           The Seller shall have received the Purchase Price;

(iii)          The Purchaser shall have executed and delivered to the Seller a counterpart of the Bill of Sale;

(iv)          The Seller shall have received the vote or written consent of the Stockholders of the Company; and

(v)           To the extent applicable, the Purchaser shall have delivered a duly executed counterpart to the Sublease Agreement, together with the Sublease Deposit Amounts.

(b)           Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i)            The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all materials respects when made and shall be true and correct in all material respects as of the Closing; all covenants contained in this Agreement shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

(ii)           Seller shall have delivered to the Purchaser a counterpart of the Bill of Sale;

(iii)          Seller shall have delivered to the Purchaser a counterpart of the License Agreement;

(iv)          To the extent applicable, Seller shall have delivered to the Purchaser a counterpart signature page to the Sublease Agreement; and

(v)           Purchaser shall have received the proceeds of the financing from City National Bank on substantially the terms and conditions contemplated by the commitment letter delivered to Seller or otherwise received the proceeds of other financing on such terms and conditions as Purchaser reasonably determines, in good faith, are substantially comparable to Purchaser (the “Financing”).

Notwithstanding anything herein to the contrary, in the event that the transactions contemplated by this Agreement are not consummated as a result of (i) the failure of the Purchaser to deliver the items set forth in Section 6, or (ii) the failure to obtain the Financing necessary to consummate the transactions contemplated by this Agreement, then Purchaser shall forfeit the Deposit, and the Seller shall have the right to retain the Deposit.

12.          Disclaimer of Warranties.  THE TRANSFERRED ASSETS ARE BEING SOLD IN THEIR “AS IS” CONDITION AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Neither the representations and warranties of Seller contained herein, if any, nor the covenants and agreements of Seller contained herein shall survive the Closing; provided, however, that Seller agrees to execute and deliver at Purchaser’s cost and expense such other instruments and documents as Purchaser may from time to time reasonably request after the Closing to further evidence the sale, transfer and conveyance to Purchaser of the Transferred Assets.

13.          Bulk Sales Law.  The Purchaser hereby waives compliance with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Asset to the Purchaser.

14.          Sales and Use Taxes.  Purchaser shall be responsible for, and pay when due, all sales or use taxes imposed as a result of the consummation of the transactions contemplated in this Agreement, if any.

15.          Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by a nationally recognized courier service, if sent by facsimile machine (“fax”) or mailed, certified, return-receipt requested, postage prepaid:

(i)	If to the Seller, addressed to:

Martin Perellis
Camera Platforms International, Inc.
10909 Vanowen Street
North Hollywood, California 91605

(ii)	If to the Purchaser, addressed to:

Moving Vehicular Platforms, Inc.
1778 N. First Avenue
Upland, California 91784-2007

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party.  If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered upon receipt or refusal thereof.  If any notice is sent by fax to a party, it will be deemed to have been delivered on the date the fax thereof is actually received, provided the original thereof is sent by certified or registered mail, in the manner set forth above, within twenty-four (24) hours after the fax is sent.  If the notice is delivered in person or is sent by a nationally recognized courier service, it shall be deemed to have been delivered on the date received by the recipient of such notice or refusal of such delivery.

16.          Expenses.  Each of the parties shall pay all costs and expenses incurred or to be incurred by it in connection with this Agreement and the transactions contemplated hereby.

17.          Attorneys’ Fees.  If any legal action is instituted with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys’ fees.

18.          Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement may be construed or remain fully valid, enforceable and binding on the parties to the fullest extent permitted by law.

19.          Entire Agreement.  This Agreement contains the entire agreement among the parties hereto and supersedes all prior discussions and negotiations.

20.          Amendment.  This Agreement may not be amended except by an instrument in writing executed by both parties.

21.          Applicable Law.  This Agreement shall be governed by the laws of the State of California and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state without regard to its conflicts of law principles or rules.

22.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

23.          Counterparts.  This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Camera Platforms International, Inc.,
a Delaware corporation

/s/ Martin Perellis
Martin Perellis, Chairman

Moving Vehicular Platforms, Inc.

By:	/s/ Kortan Waddell
Its:	Chief Financial Officer

EXHIBIT 1(b)

License Agreement

EXHIBIT 5(a)

Bill of Sale and Assignment Agreement